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                                                                   Exhibit 10.15

                              NATIONAL VISION, INC.
                            MANAGEMENT INCENTIVE PLAN

1.       PURPOSE OF THE PLAN

         The purpose of this Management Incentive Plan is to promote the interests of National Vision, Inc. and its shareholders by providing incentive compensation for certain designated key executives and employees of the Company and its subsidiaries.

2.       DEFINITIONS

         As used in this Plan, the following capitalized terms have the following meanings:

                  (a) "Award" means a periodic cash bonus award granted pursuant to the Plan.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Change in Control", with respect to the Plan, shall be deemed to have occurred if: (a) the Company consolidates or merges with or into another corporation, or is otherwise reorganized, if the Company is not the surviving corporation in such transaction or if after such transaction any other corporation, association or other person, entity or group or the shareholders thereof own, direct and/or indirectly, more than 50% of the then outstanding Shares or more than 50% of the assets of the Company; or (b) more than 35% of the then outstanding Shares are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control; or (c) all or substantially all of the assets of the Company are sold or otherwise transferred to or otherwise acquired by any other corporation, association or other person, entity or group; or (d) the occurrence of any other event or circumstance which is not covered by
         (a) through (c) above which the Committee determines affects control of the Company and constitutes a Change in Control for purpose of the Plan.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended.

                  (e) "Committee" means the Compensation Committee of the Board, or any successor thereto, or any other committee designated by the Board to assume the obligations of the Committee hereunder.

                  (f) "Company" means National Vision, Inc., a Georgia corporation.

                  (g) "Effective Date" means the date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.

                  (h) "Participant" means an employee of the Company or any of its subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

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                  (i) "Performance Period" means a calendar or fiscal year or any other period that the Committee, in its sole discretion, may determine.

                  (j) "Plan" means this Management Incentive Plan.

                  (k) "Share" means a common share of the Company.

3.       ADMINISTRATION

         The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee shall have the authority to select the Participants, to determine the size and terms of an Award, to modify the terms of any Award that has been granted, to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to certify that such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct or withhold from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be resolved by the Committee.

4.       ELIGIBILITY AND PARTICIPATION

         The Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall be selected from among the employees of the Company and any of its subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its subsidiaries. Participation in the Plan for any Performance Period shall not provide a Participant any right to participate in the Plan (or any other plan of the Company) in any subsequent Performance Period. To be eligible for an Award, a Participant must, subject to the provisions of Sections 5(c) and 10(b) of the Plan, be an employee of the Company as of the last day of the applicable Performance Period.

5.       AWARDS

                  (a) Performance Goals. A Participant's Award shall be determined based on the attainment of written performance goals approved by the Committee for a Performance Period established by the Committee.

                  The Committee shall have the right to adjust any performance goals for unusual or unplanned items, favorable or unfavorable. The performance goals,

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         which must be objective, shall be based solely upon one or more of the following criteria (or such other objective criteria selected by the Committee):

                  1.       Earnings per Share;

                  2.       Operating cash flow;

                  3.       Gross margin

                  4.       Operating or other expenses;

                  5.       Earnings before interest and taxes;

                  6. Earnings before interest, taxes, depreciation and amortization;

                  7.       Net income;

                  8.       Pre-tax income;

                  9. Return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); and

                  10.      Stock price appreciation.

                  The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, the performance goals may be calculated without regard to extraordinary or nonrecurring items and may also be calculated to reflect or exclude the effect of other items, such as transactions by the Company in its own securities, as the Committee may determine. The Committee may also adjust the performance calculations to exclude the unanticipated effect on financial results of changes in the Code, or other tax laws, and the regulations thereunder. The Committee may decrease the amount of the Award otherwise payable hereunder if, in the Committee's view, such adjustment is necessary or desirable, regardless of the extent to which a performance goal has been achieved. The Committee may establish such guidelines and procedures for reducing the amount of an Award as it deems appropriate.

                  (b) Payment. Within a reasonable time following the filing by the Company with the Securities and Exchange Commission of its financial statements for the Performance Period (or within such other time as determined by the Committee in its sole discretion), the Committee shall determine whether, with respect to a Performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify, and ascertain the amount of the applicable Award. No Awards will be paid for a Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the

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         Committee. The amount of the Award determined by the Committee for a
         Performance Period shall, subject to the provisions of the Plan, be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period.

                  (c) Termination of Employment. If a Participant dies, retires, is assigned to a different position that the Committee determines would not be eligible for continued participation in the Plan, or is granted a leave of absence during a Performance Period (other than a Performance Period in which a Change of Control occurs), a pro rata share of the Participant's Award based on the period of actual participation shall be paid to the Participant after the end of the Performance Period if it would have become earned and payable had the Participant's employment status not changed; provided, however, that the amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. If the Participant's employment is terminated by the Company for cause (as determined by the Committee in its sole discretion), the Participant will not be entitled to any Award for the Performance Period in which his employment terminates or to any unpaid Award for other Performance Periods.

6.       AMENDMENTS OR TERMINATION

         The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant's consent. Notwithstanding anything to the contrary herein, the Board or the Committee may not amend, alter or discontinue the provisions relating to Section 10(b) of the Plan for a period of 18 months after the occurrence of a Change in Control.

7.       NO RIGHT TO EMPLOYMENT

         Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its subsidiaries.

8.       NONTRANSFERABILITY OF AWARDS

         An Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9.       REDUCTION OF AWARDS

         Notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.      ADJUSTMENTS UPON CERTAIN EVENTS

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         (a)      Generally. In the event of any change in the outstanding
Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.

         (b) Change in Control. In the event that (i) a Participant's employment is terminated during a given Performance Period (the "Affected Performance Period") and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination, an Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%.

11.      MISCELLANEOUS PROVISIONS

         The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants' rights to the payment hereunder shall be no greater than the rights of the Company's (or subsidiary's) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.      CHOICE OF LAW

         To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with Georgia law.

13.      EFFECTIVENESS OF THE PLAN

         The Plan shall be effective as of July 11, 2003.

14.      SUCCESSORS AND ASSIGNS

         The Plan shall be binding upon the Company and its successors, including any successor to the Company by reason of any dissolution, merger, consolidation, sale of all or substantially all the assets of the Company, or other reorganization of the Company.

                                                     NATIONAL VISION, INC.

                                                     By:_______________________